UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 24, 2012
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on October 24, 2012 that third-quarter 2012 net income attributable to AT&T totaled $3.6 billion, or $0.63 per diluted share, compared to net income attributable to AT&T of $3.6 billion, or $0.61 per diluted share, in the third quarter of 2011.

On a reported basis, our third-quarter 2012 revenues were $31.5 billion, flat with the third-quarter 2011. Third quarter 2012 revenues reflect the loss of directory revenues resulting from the second-quarter 2012 sale of our Advertising Solutions segment and continued declines in wireline voice revenues mostly offset by increased wireless service and equipment revenue and wireline data revenues. Compared with results for the third quarter of 2011, operating expenses were $25.4 billion versus $25.2 billion; operating income was $6.0 billion, down from $6.2 billion; and AT&T's operating income margin was 19.2 percent, compared to 19.8 percent in the year-ago quarter. AT&T expects capital expenditures to come in at the low-end of the $19 billion to $20 billion range while still meeting network build targets.

AT&T Mobility’s reported revenues for the third-quarter 2012 were $16.6 billion, up 6.6 percent versus the year-ago quarter. The increase in revenues reflected an increase in net subscribers, continued strong growth in data revenues and higher equipment revenues in the quarter due to the latest iPhone launch.

AT&T Mobility recorded a net gain of 678,000 wireless subscribers in the third quarter of 2012, bringing AT&T’s wireless subscriber base to 105.9 million at September 30, 2012, compared to 100.7 million at September 30, 2011. The subscriber increase reflects gains in every customer category. During the third quarter net adds for connected devices on AT&T’s wireless network were 313,000, postpaid subscriber net adds were 151,000, reseller net adds were 137,000 and prepaid net adds were 77,000. For the quarter, average revenue per postpaid subscriber increased 2.4 percent versus the year-earlier quarter due to strong data revenue growth.

Third quarter total smartphone sales were 6.1 million, including 4.7 million iPhone activations, reflecting the late September 2012 launch of the latest model (iPhone 5). Postpaid results were impacted by iPhone 5 inventory constraints which resulted in the vast majority of third-quarter iPhone sales going to existing customers. Nearly two-thirds of all smartphone subscribers are on usage-based data plans, compared to about half a year ago. Branded computing subscribers, which include tablets, aircards, Mi-Fi devices, tethering plans and other data-only devices, totaled 6.4 million, a gain of 139,000 in the third quarter of 2012. Branded computing subscribers are reflected in prepaid and postpaid subscriber totals (but tethering plans are not included in subscriber net adds). Tablet subscribers increased 114,000, all of which were postpaid subscribers, reflecting the strong adoption of our new shared data plans launched in August 2012.

Postpaid churn was 1.08 percent, compared to 1.15 percent in the year-ago third quarter and 0.97 percent in the second quarter of 2012. Total customer churn was 1.34 percent versus 1.28 percent in the third quarter of 2011 and 1.18 percent in the second quarter of 2012.

Third-quarter 2012 reported wireless operating expenses totaled $12.3 billion, up 11.7% versus the third quarter of 2011, primarily due to higher smartphone activations resulting from the September 2012 iPhone 5 launch and increased customer upgrade levels. AT&T Mobility’s operating income margin was 26.2 percent compared to 29.5 percent in the year-ago quarter, reflecting these expense factors and partially offset by further revenue growth from the company’s base of high-value smartphone subscribers and other improved operating efficiencies.

Revenues from our Wireline segment were $14.8 billion, a 1.6 percent decrease from the year-ago quarter and were down slightly on a sequential quarterly basis. Revenues from our wireline business customers were $9.1 billion, a decrease of 2.6 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in Internet-Protocol-based data services. Revenues from our wireline consumer customers were $5.4 billion, an increase of 2.0 percent compared to the third-quarter 2011, driven by a continued increase in broadband and video revenues partially offset by the decline in voice revenues.

At September 30, 2012, our total switched access lines were 33.1 million compared with 38.0 million at September 30, 2011. The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers. Our total broadband connections were 16.4 million at September 30, 2012 and 16.5 million at September 30, 2011. U-verse High Speed Internet subscribers totaled 7.1 million at September 30, 2012, a 53 percent increase over the year-earlier quarter. At September 30, 2012, the number of U-verse video subscribers totaled 4.3 million, with a net gain of 198,000 subscribers in the third quarter of 2012. U-verse video penetration of eligible living units continues to grow and was at 18.0 percent in the third quarter of 2012. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 166,000 in the quarter to reach 2.7 million.

Third-quarter wireline operating expenses totaled $12.9 billion, down 2.1 percent from the year-ago quarter, driven by continuing initiatives to reduce cost. AT&T’s wireline operating margin was 12.9 percent, compared to 12.4 percent in the year-earlier quarter.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 101.0 million shares, or $3.8 billion during the quarter ended September 30, 2012. During the first nine months of 2012, we repurchased a total of 244.5 million shares, or $8.4 billion. In July 2012, the Board of Directors authorized the repurchase of an additional 300 million shares. We expect to continue to repurchase shares.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits
99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 24, 2012	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller